EXHIBIT 99.1

American Eagle Outfitters Reports August Sales of $311.3 Million
Same Store Sales Increase 9%

Reiterates Third Quarter EPS Guidance

PITTSBURGH, PA - September 5, 2007 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that total sales for the four weeks ended September 1, 2007 were $311.3 million, an increase of 13% compared to $276.6 million for the four weeks ended August 26, 2006. Due to the 53rd week in fiscal 2006, August 2007 comps are compared to the four week period ended September 2, 2006. On this basis, comparable store sales increased 9%, compared to a 16% increase for the same period last year.

August sales reflected the company's strong position as a destination for back-to-school shopping, as well as the company's commitment to delivering relevant collections that strike the right balance between fashion basics and on-trend items.

Total sales for the year-to-date 30 week period ended September 1, 2007 increased 16% to $1.627 billion, compared to $1.401 billion for the 30 week period ended August 26, 2006. Comparable store sales increased 5% for the year-to-date period.

The company is reiterating its third quarter earnings guidance of $0.47 to $0.48 per share, compared to $0.44 per share last year.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 843 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a collection of dormwear and intimates, "aerie by American Eagle," which is available in 13 aerie stores, American Eagle stores and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates 11 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's third quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660